Exhibit 5.2

Scotia Centre
P.O. Box 884
Grand Cayman KY1-1103
CAYMAN ISLANDS
Tel: (345) 949-2648
Fax: (345) 949-8613
www.campbells.com.ky

Your Ref: Our Ref: Direct Email: Direct Line:	ID/vc/13368-17718 idillon@campbells.com.ky

[    ] November 2010

Baisha Meilin Industrial Area

Nan’an City, Fujian Province 362300

People’s Republic of China

Dear Sir

CHINA YUAN HONG FIRE CONTROL GROUP HOLDINGS LTD

We are Cayman Islands counsel for China Yuan Hong Fire Control Group Holdings Ltd, a Cayman Islands corporation (the “Company”), in connection with the registration and offering of a number of the Company’s ordinary shares, US$0.0000066 par value per share (the “Ordinary Shares”) in a maximum aggregate dollar amount of US$16,250,000 offered for sale under the Securities Act of 1933, as amended, through a Registration Statement on Form S-1/A (“Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the “Commission”).

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

1	Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on the [ ] day of [ ] (the “Shareholders Resolution”).

2	A copy of the written resolutions of the Board of Directors of the Company dated the [ ] day of [ ].

3	A copy of the Shareholders Resolution dated the [ ] day of [ ].

4	A copy of the Registration Statement as filed with the Commission on the [ ] day of November 2010.

Cont.../...

5	Register of Directors of the Company as supplied, on [ ] November, 2010.

6	Copy of a Certificate of a director of the Company dated [ ] November, 2010, a copy of which is attached hereto.

7	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Documents”.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(d)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents; and

(e)	that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

Cont.../...

Based upon the foregoing and in reliance thereon, it is our opinion that the ordinary shares of the Company will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement and registration in the register of members (shareholders) of the Company, be fully and validly authorized, legally issued, fully paid and non-assessable.

The foregoing opinion is subject to the following reservations and qualification:

We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to any discussion or reference to it therein and to the use of our name in the Registration Statement and in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Campbells